FOR IMMEDIATE RELEASE

Tengasco and Atmos Energy Marketing Enter Methane Gas Sale and Purchase Contract

KNOXVILLE, Tenn., September 2, 2009 -- Tengasco, Inc. (NYSE Amex: TGC) announced that on August 27, 2009, the Company entered into a five-year fixed price gas sales contract with Atmos Energy Marketing, LLC, (“AEM”) in Houston, Texas, a nonregulated unit of Atmos Energy Corporation (NYSE: ATO). The agreement provides for the sale of up to 600 MMBtu per day of gas produced by facilities which extract the methane component of landfill gas installed by the Company’s subsidiary, Manufactured Methane Corporation (“MMC”), at the Carter Valley Landfill in Church Hill, Tennessee. The contract is effective beginning with September 2009 gas production and ends July 31, 2014.

The agreed contract price of approximately $6.00 per MMBtu is a premium to the five-year strip price for natural gas on the NYMEX futures market.  MMC currently produces an average of about 500 MMBtu per day from the Carter Valley landfill, equivalent to about 500,000 cubic feet of methane gas, and this is expected to increase with the growth of the Carter Valley Landfill.

Jeffrey R. Bailey, CEO of Tengasco, said: “We believe that the fixed price that we will receive under this agreement for our methane gas is a very favorable outcome in the current gas market.  The number of our potential customers and marketing arrangements for the gas produced at the Carter Valley landfill is small because our pipeline system is an intrastate Tennessee line. Although the contract price is fixed for the five year term of the new agreement, it is more than double the current market price of natural gas, and we believe most market indicators for natural gas suggest that our fixed price will be substantially above the market at least for the reasonably foreseeable future. We do assume the risk that if market prices for gas increase during the five year term of the new agreement to above our approximately $6 fixed price , we will not have the ability to capture those market peaks that we would have captured had the agreement provided for a floating price indexed to monthly prices. However, in order to have the chance to enjoy market prices that might rise in the future we would also have had to endure the current low market prices. If we want to enjoy the peaks, we would have to suffer through the valleys. We believe that on balance the new fixed price in the agreement at a level far above the current market is the best alternative available in the current and expected gas markets.”

“Importantly, we retain the production tax benefits and any credits or payments associated with methane capture and destruction or the reduction in or avoidance of greenhouse gas emissions for the gas produced. We plan to quantify and certify those types of greenhouse gas emission credits that are or may become available in order to provide additional value to our shareholders from this environmentally beneficial product,” said Bailey.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2009 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

Contact:

Jeffrey R. Bailey, CEO

865-675-1554